UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 2, 2005

INTERNATIONAL AMERICAN TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Unlimited Coatings Corporation
(Former name or former address, if changed since last report)

Commission File No.: 0-50912

Nevada	88-0225318
(State of Incorporation)	(I.R.S. Employer Identification No.)

601 Cien Street, Suite 235, Kemah, TX	77565-3077
(Address Of Principal Executive Offices)	(ZIP Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (281) 334-9479

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT Back to Table of Contents

On February 28, 2005, the Registrant entered into a Stock Purchase Agreement (the "Agreement") to acquire 51,000 shares representing 51% of the capital stock of Hammonds Technical Services, Inc., a privately owned Texas corporation ("Hammonds") in consideration for the Registrant or its parent, American International Industries, Inc., providing: (i) $1,000,000 in cash to Hammonds for working capital; (ii) a secured revolving long-term line of credit in the amount of $2,000,000; and (iii) the parent, American International Industries, Inc., shall issue 145,000 restricted shares of common stock to the Registrant in consideration for a $1,450,000 promissory note. These shares will be exchanged for two minority equity interests in Hammonds owned by third parties, which minority interest will be canceled. Pursuant to the Agreement, which will be effective April 2, 2005, Hammonds will become a subsidiary of the Registrant.

Business of Hammonds Technical Services, Inc.

Hammonds was founded in 1982 and provides the following diverse products and services:

Water and Treatment for Municipal and Industrial Use. The production and treatment of municipal and industrial water is a growing industry in the U.S., as the demand for clean, safe water grows. Hammonds' proprietary solid disinfection technology provides a major alternative to gaseous chlorine used in every phase of water treatment. Hammonds' believes that the areas of municipal drinking water, food processing and industrial waste treatment present a significant growth potential for Hammonds' water treatment patents. Hammonds will distribute 1.2 million pounds of calcium hypochlorite for municipal disinfection through its network of equipment distributors and food processing customers in 2005.

Fuel Handling Equipment, Industrial Utility Vehicles. Hammonds designs and manufactures fluid handling equipment for industrial utility vehicles and its fluid powered additive systems permits use of a single battlefield fuel by supplying both distribution and tactical additive injectors to all branches of the United States military. Hammonds intends to continue to provide military additive injection systems through sole source supply of equipment for long-term contracts for their fuel handling technology.

Additive Injection Fuels for General and Commercial Aviation Fuels. Hammonds believes that its truck mounted injectors are the technology of choice for major U.S. marketers of jet fuel in providing custom blending at the end of the hose for not only jet fuel, but a wide range of products including diesel, LPGN (propane), home heating oil, and bio-diesel. In January, 2005, Hammonds began a long-term program to install dye injection systems in over eight hundred Canadian and U.S. stationary and truck mounted diesel delivery installations. In addition to equipment, Hammonds fuel additive division produces and markets motor and aviation fuel additives with Biobor (R) JF as its primary product serving the aviation, stand-by power and marine fuel markets. While Biobor(R)JF is one of only two biocides approved for use in aviation fuels; it has also been tested and approved as a preservative for manufactured wood products such as engineered trusses, windows and sheet building materials. The expanding use of these manufactured wood products should provide a new expanded market for Biobor(R) JF since products such as arsenic have been removed from the list of approved wood preservatives.

Multi Design Patents. Hammonds will begin production in March, 2005 of an entirely new class of industrial utility vehicles called the "Omni Directional Vehicle." Hammonds believes that this new design patent will establish a new standard for utility vehicle safety and performance. Forklifts, freight terminal tractors, security vehicles, industrial highway mowers and a full range of aviation ground handling vehicles can be enhanced from this patented design. In addition to producing several "ODV" products at its new plant in Conroe, Texas, Hammonds will enter into license agreements with several major manufacturers to produce a range of vehicles based on "ODV" patents. "Innovation, Pure and Simple" is a registered trademark of Hammonds Technical Services Inc.  Hammonds is currently negotiating for licensing agreements with major manufacturers of these products.

ITEM 5.02 ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS Back to Table of Contents

In February 2005, Gary D. Woerz, the Registrant's president and chief financial officer since June 2002, was appointed to the Registrant's board of directors.Mr. Woerz has served as chief financial officer of American International Industries, Inc., the Registrant's parent since October 23, 2003 and served as its assistant chief financial officer from April 2003 until October 23, 2003. From 2000 to 2002, Mr. Woerz served as Chief Financial Officer of Phymetrics, Inc., which was a subsidiary of High Voltage Engineering, (HVE). Phymetrics was a multi-divisional manufacturing and laboratory service company. From 1998 to 2000, Mr. Woerz served as Chief Financial Officer of Virtual Founders LLC, San Jose, CA, whose business involved investment banking and management consulting services to development stage high technology companies.

In connection with the Stock Purchase Agreement dated February 28, 2005, to be effective on April 2, 2005, Mr. Carl Hammonds will be appointed the the Registrant's board of directors. During the past five years, Mr. Carl Hammonds has served as president and chief executive officer of Hammonds.

ITEM 5.03 AMENDMENT TO REGISTRANT'S ARTICLES OF INCORPORATION Back to Table of Contents

In connection with the Agreement, the Registrant has changed its name to International American Technologies, Inc. A copy of the Certificate of Amendment to the Registrant's Articles of Incorporation is filed as exhibit 3(i)1 to this Form 8-K.

ITEM 8.01 OTHER EVENTS Back to Table of Contents

On March 2, 2005, the Registrant issued a press release announcing that it will acquire a 51% equity interest in Hammonds Technical Services, Inc. A copy of the press release is filed as exhibit 99.1 to this Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS Back to Table of Contents

(a) The Registrant will file an amendment to this Form 8-K containing full disclosure of the Registrant's subsidiary's business together with audited financial statements for the fiscal years ended 2004 and 2003 within 60 days from the date of this report.

(b) The following documents are filed as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit Number	Description
3(i)1	Certificate of Amendment to the Articles of Incorpation, filed herewith.
10.1	Stock Purchase Agreement between the Registrant and Hammonds Technical Services, Inc., filed herewith.
99.1	Press release issued by the Registrant on March 2, 2005, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

/s/ Gary D. Woerz Gary Woerz President and CFO Date: March 10, 2005